REPORT OF THE FUNDS? SPECIAL SHAREHOLDER MEETING

A Special Meeting of Shareholders of the Large-Cap Growth Equity Portfolio, Select 20 Portfolio, and Focus
Smid-Cap Growth Equity Portfolio (?The Acquired Funds?), each a series of Delaware Pooled? Trust, took place on September 12, 2016, to approve a proposed Agreement of and Plan of Reorganization for the Acquired Funds,
whereby the Large-Cap Growth Fund, Select 20 Growth Fund, and SMID-Cap Growth Fund (?the Acquiring
Funds?), each a series of Managed Portfolio Series, would acquire all the assets and liabilities of the Acquired
Funds, in exchange for shares of the Acquiring Funds which would be distributed pro rata by the Acquired Funds to its shareholders, in complete liquidation and termination of the Acquired Funds (the ?Reorganization?).

All Acquired Funds? shareholders of record at the close of business on June 20, 2016, were entitled to vote. As of the record date, the Large-Cap Growth Equity Portfolio, Select 20 Portfolio, and Focus Smid-Cap Growth Equity
Portfolio had 21,065,720, 11,747,614, and 3,316,673 shares outstanding respectively.

Of the 12,807,179 shares of the Large-Cap Growth Equity Portfolio present in person or by proxy at the meeting on September 12, 2016: 9,042,585, or 70.6% voted in favor of the Reorganization (representing 42.9% of total outstanding shares), 0, or 0.0%, voted against the Reorganization, and 3,764,594, or 29.4% withheld from voting for the Reorganization. Accordingly, the Reorganization was approved.

Of the 9,097,866 shares of the Select 20 Portfolio present in person or by proxy at the meeting on September 12,
2016: 9,041,030, or 99.4% voted in favor of the Reorganization (representing 77.0% of total outstanding shares),
58,836, or 0.6%, voted against the Reorganization, and 0, or 0.0% withheld from voting for the Reorganization.
Accordingly, the Reorganization was approved.
Of the 2,081,051 shares of the Focus Smid-Cap Growth Equity Portfolio present in person or by proxy at the meeting on September 12, 2016: 2,081,051, or 100.0% voted in favor of the Reorganization (representing 62.7%
of total outstanding shares), 0, or 0.0%, voted against the Reorganization, and 0, or 0.0% withheld from voting for the Reorganization. Accordingly, the Reorganization was approved.